UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 15, 2012

MORRIS PUBLISHING GROUP, LLC

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or other jurisdiction of incorporation)

333-112246	26-2569462
(Commission File Number)	(IRS Employer Identification No.)

725 Broad Street; Augusta, Georgia	30901
(Address of Principal Executive Offices)	(Zip Code)

(706) 724-0851

(Registrants’ Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

Sale of Morris Publishing Group, LLC’s Athens (Ga.) Banner-Herald News Building.

On June 15, 2012, Morris Publishing Group, LLC ( “Morris Publishing”) completed the sale of its newspaper building and real estate located at One Press Place, Athens, Georgia (the “Real Property”). The building contains approximately 102,000 square feet of space and is situated on approximately 3.1 acres.

The sale was made pursuant to an Agreement of Purchase and Sale dated March 19, 2012 (as amended) with Hagen Creek Properties, Inc., a Georgia corporation, which assigned the contract to MM One Press Building, LLC (the “Buyer”). The purchase price was $10,500,000, paid in cash at closing. There is no material relationship, other than in respect of the transaction, between the Buyer and the Morris Publishing or any of its affiliates, or any director or officer of Morris Publishing, or any associate of any such director or officer.

The sale of the Real Property constitutes an “Asset Sale” as defined in Morris Publishing’s Indenture dated March 1, 2010 (the “Indenture”) with respect to its $100 million aggregate principal amount of Floating Rate Secured Notes due 2014 (the “New Notes”). Under the Indenture, Morris Publishing is required to use the “Net Cash Proceeds” (after deducting certain expenses and taxes, as defined in the Indenture) from an Asset Sale to prepay any amounts outstanding under its Working Capital Facility and then to offer to repurchase New Notes from note holders on a pro rata basis at a purchase price of 101% of the face amount of the New Notes repurchased.

Simultaneously with the sale, Morris Publishing entered into a lease to lease back approximately 10,000 square feet of the Real Property for a period of 5 years at a rate of $10.14 per square foot per year on a triple net basis, plus an allocation for common area maintenance.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORRIS PUBLISHING GROUP, LLC

Date: June 15, 2012	By:	/s/ Steve K. Stone
Steve K. Stone Senior Vice President and Chief Financial Officer